Exhibit 1


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                                 AD HOC RELEASE

           GPC Biotech Raises (euro) 36.2 Million in Private Placement with SAP Co-Founder Dietmar Hopp


Martinsried/Munich (Germany), Waltham, Mass. and Princeton, N.J., February 23, 2006 - GPC Biotech AG (Frankfurt Stock Exchange: GPC; TecDAX index; NASDAQ:
GPCB) today announced that the Company has raised (euro) 36.2 million in a private placement with two investment companies owned by the family of SAP AG co-founder Dietmar Hopp. GPC Biotech sold 2.86 million shares at a price of
(euro) 12.67/share. The newly issued shares, which were issued from authorized capital, represent 8.7% of GPC Biotech's total shares outstanding after the transaction. The Hopp family investment companies are new shareholders in the Company.

The new funds will give GPC Biotech additional flexibility to consider playing the lead role in the U.S. commercialization of its anticancer drug candidate satraplatin. Satraplatin is in a Phase 3 registrational trial in second-line hormone-refractory prostate cancer and is also being evaluated in several other clinical studies in various cancers.

The Management Board of GPC Biotech and the Company's Supervisory Board approved the capital increase at its meetings on February 23, 2006. GPC Biotech has resolved to increase its total share capital from (euro) 30,151,757 to (euro) 33,011,757 by issuing 2,860,000 new shares. The Company is using existing authorized capital and excluded the subscription rights of the shareholders.

The investment advisor for this transaction is Dievini GmbH, Heidelberg.

END OF AD HOC ANNOUNCEMENT

GPC Biotech AG is a biopharmaceutical company discovering and developing new anticancer drugs. The Company's lead product candidate - satraplatin - has achieved target enrollment in a Phase 3 registrational trial as a second-line chemotherapy treatment in hormone-refractory prostate cancer. The U.S. FDA has granted fast

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track designation to satraplatin for this indication, and GPC Biotech has begun the rolling NDA submission process for this compound. GPC biotech is also developing a monoclonal antibody with a novel mechanism-of-action against a variety of lymphoid tumors, currently in Phase 1 clinical development, and has ongoing drug development and discovery programs that leverage its expertise in kinase inhibitors. GPC Biotech AG is headquartered in Martinsried/Munich (Germany). The Company's wholly owned U.S. subsidiary has sites in Waltham, Massachusetts and Princeton, New Jersey. For additional information, please visit the Company's Web site at www.gpc-biotech.com.

This ad hoc release may contain projections or estimates about plans and objectives relating to our future operations, products, or services; future financial results; or assumptions underlying or relating to any such statements. These statements are forward-looking and are subject to risks and uncertainties, many of which are beyond our control. Actual results could differ materially depending on a number of factors, including the timing and effects of regulatory actions, the results of clinical trials, the Company's relative success developing and gaining market acceptance for any new products, and the effectiveness of patent protection. There can be no guarantee that satraplatin will be approved for marketing in a timely manner, if at all, nor that, if approved, satraplatin will be successful in the marketplace. We direct you to the Company's Annual Report on Form 20-F, as amended, for the fiscal year ended December 31, 2004 and other reports filed with the U.S. Securities and Exchange Commission for additional details on the important factors that may affect the Company's future results, performance and achievements. The Company disclaims any intent or obligation to update these forward-looking statements or the factors that may affect the Company's future results, performance or achievements, even if new information becomes available in the future.


For further information, please contact:

GPC Biotech AG
Fraunhoferstr. 20
82152 Martinsried/Munich, Germany

Martin Braendle
Associate Director, Investor Relations & Corporate Communications
Phone: +49 (0)89 8565-2693
ir@gpc-biotech.com

In the U.S.: Laurie Doyle
Associate Director, Investor Relations & Corporate Communications
Phone: +1 781 890 9007 X267
usinvestors@gpc-biotech.com










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